Exhibit 99.1

Enertopia Provides Corporate July Update #1

Kelowna, British Columbia, July 14th, 2021 - Enertopia Corporation ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property & patents in the green technology space, is pleased to provide the following update.

Our Patent Attorneys have informed us that our First and Second provisional patent application Trademark names ™ have been filed with the USPTO.  Provisional patent # 1 will now be known as the ENERTOPIA SOLAR BOOSTER TM, and Provisional patent #2 will now be known as the ENERTOPIA HEAT EXTRACTOR TM

We have engaged a third-party engineering firm in data verification of the ENERTOPIA HEAT EXTRACTORTM, on the potential for increased Photo Voltaic (PV) energy output and the concurrent increase in life cycle. This testing is expected to confirm our internal analysis of the energy creation and added benefit of PV panel cooling resulting in lowering the panel heat stress and increasing the effective life cycle of the panels. By being able to quantify the increased clean energy output and offsetting CO2 credits we will be able to provide an update on the potential value of CO2 credits going forward.

We believe the company will be able to monetize these increased savings via CO2 carbon credits. Five years ago these credits resulted in upfront payments of roughly $1,000,000 dollars per Mw based on predefined operating contracts in the industry. These rates have doubled over the past five years and industry forecasts based on current government approved increases over the rest of this decade indicate these numbers could increase by a factor of five times from current levels based on International Monetary Fund (IMF) forecasting $75, Wood Mackenzie $110 and International Energy Association $120 per tonne of CO2 needed for the World to reach the 2030 Paris climate accord agreement. The company will be providing increased updates as information becomes available including updated QA and presentation on the ENERTOPIA HEAT EXTRACTORTM shortly.

Clayton Valley Project Update:

The company is pleased to report all claim fees for the 2022 year starting Sept 1st, 2021 have been paid to the BLM and county. The company is currently awaiting quotes on a potential drilling program to provide a bulk sample of material for further development work to advance our lithium claystone project.

"We recommend all stakeholders visit our investor page for an updated presentation on the exciting opportunity this next chapter brings as Enertopia continues to move forward." Stated CEO Robert McAllister "Enertopia has made great strides in the last year by continuing to develop our Nevada lithium property while expanding into Green Technology, which has resulted in several opportunities that we continue to investigate in improving mining and society at the same time."

Conclusion:

We continue to believe that the Lithium hosted claystone deposits in Nevada will become major sources of Lithium production in the 2020s while offering the United States a secure domestic supply of battery grade Lithium products. We are also excited to see and witness the convergence of several technologies that are changing the very way we produce and consume electrical energy amidst the growing opportunities for a better world.

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About Enertopia:

A Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. There can be no assurance that patent #6,024,086 will have a positive impact on Enertopia. There can be no assurance that provisional patents applications will become patents or that the applied for trademark names will be granted. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.